Exhibit 10.10

March 25, 2011

Phil J. Gaines

9207 W. 140th Terrace

Overland Park, KS 66221

Dear Phil:

I am pleased to confirm your new role as Senior Vice President - Chief Financial Officer of YRC Inc. In this role you will report to Mike Smid, President of YRC Inc. with a strong dotted line reporting relationship to the Chief Financial Officer of YRC Worldwide Inc.

Upon assuming this role, your salary will be increased to an annualized rate of $340,000. In addition, the company commits there will be no adverse change in your title or reduction in benefits and perquisites or eligibility under the company’s executive severance policy and your executive severance agreement through March 31, 2012, other than as outlined below. In light of benefits resulting from the company’s prior restructuring of its finance functions, and the company’s desire to retain you while it works to complete its comprehensive financial restructuring and through the remainder of 2011, you will also receive a one-time cash payment of $229,500 in connection with your assumption of the role described above, less appropriate taxes, fully earned and payable April 1, 2011 (the “April Payment”).

You are eligible to receive severance benefits under the company’s executive severance policy and your executive severance agreement, in each case as modified by the terms of this letter. This letter amends, restates, replaces and supersedes any other prior agreements and understandings between you and the company related to severance benefits. If the terms of this letter conflict with the terms of the company’s executive severance policy or your executive severance agreement, the terms of this letter will control.

Contingent on you accepting this new role, the company stipulates and agrees to the following:

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If you voluntarily leave the company before December 31, 2011, you will forfeit and not be eligible to receive any severance benefits outlined in the company’s executive severance policy but you will retain the April Payment.

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If you are involuntarily terminated as a result of elimination of your position, a restructuring of the company or a reduction in force, or you are involuntarily terminated without cause (as defined in the company’s executive severance policy) before March 31, 2012, you will be eligible to receive severance benefits according to the standard terms and conditions of the company’s executive severance policy currently in effect, except that your cash severance payments would be limited to $382,500 (payable over 15 months from your termination date) due to the April Payment.

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If you voluntarily leave the company after December 31, 2011 and before March 31, 2012, you will be eligible to receive severance benefits according to the standard terms and conditions of the company’s executive severance policy currently in effect, except that your cash severance payments would be limited to $382,500 (payable over 15 months from your termination date) due to the April Payment.

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If a change of control transaction (as defined in your executive severance agreement) occurs prior to March 31, 2012, you may elect to voluntarily leave the company within 90 days from transaction close and you will be eligible to receive severance benefits pursuant to the terms of your executive severance agreement, except that your cash termination payment will be reduced by the April Payment. The compensation provided under your executive severance agreement is paid on a lump sum basis.

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If you remain employed with the company after March 31, 2012, you will be eligible for severance benefits pursuant to the terms of your executive severance agreement and the company’s executive severance policy in effect at that time without the adjustments noted above.

Please let me know if you have any questions about the offer, or suggestions on the role itself.

Sincerely,

/s/ Bill Zollars

Bill Zollars

C:	Mike Smid
Jim Kissinger

I acknowledge and accept the terms outlined in this letter:

/s/ Phil Gaines 3/28/11
Phil Gaines	Date